EXHIBIT 10.2

AMENDMENT #1 TO AMENDED AND RESTATED BUSINESS FINANCING AGREEMENT

This Amendment is entered into by and between ePlus Technology, inc. ("Dealer") and GE Commercial Distribution Finance Corporation ("CDF") and is to that certain Amended and Restated Business Financing Agreement dated July 23, 2012, as amended ("Agreement"). All terms defined in the Agreement which are not defined herein shall have the same meaning in this Amendment as in the Agreement.

WHEREAS, CDF and Dealer wish to amend the terms of the Agreement.

NOW  THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Thirty Million Dollars ($30,000,000.00); provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer's inventory floorplan credit facility with CDF exceed, in the aggregate, Two Hundred Twenty-Five Million Dollars ($225,000,000.00). CDF's decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Amended and Restated Agreement for Wholesale Financing between CDF and Dealer dated July 23, 2012, as may be amended from time to time, CDF agrees to provide to Dealer an inventory floorplan credit facility of Two Hundred Twenty-Five Million Dollars ($225,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer's inventory floorplan credit facility with CDF and Dealer's Accounts Receivable Facility exceed, in the aggregate, Two Hundred Twenty-Five Million Dollars ($225,000,000.00). CDF's decision to advance funds will not be binding until the funds are actually advanced."

2.	Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

"3.7 Collections. Unless otherwise directed by CDF, to expedite collection of Accounts for the benefit of CDF, Dealer shall notify all of its obligors to make payment of the Accounts to one or more lock-boxes. The lock-box(es), and all accounts into which the proceeds of any such lock-box(es) are deposited, shall be established and maintained at banks selected by the Dealer and satisfactory to CDF in its sole discretion. Dealer shall issue to any such banks an irrevocable letter of instruction, in form and substance reasonably acceptable to CDF, directing such banks to deposit all payments or other remittances received in the lock-box to such account or accounts as CDF shall direct. At all times after either (i) a Default by Dealer, (ii) the principal amount outstanding under Dealer's Accounts Receivable Facility with CDF exceed, in the aggregate, Twenty Million Dollars ($20,000,000.00), or (iii) Dealer's Available Borrowing (as defined below) under Dealers Credit Facility with CDF is less than Twenty Million Dollars ($20,000,000.00), CDF may provide notice to such banks that thereafter all funds deposited in the lock-box or any such account immediately shall become the property of CDF, and any disbursements of the proceeds in the lock-box or any such account will only be made to CDF. Dealer shall obtain the agreement of such banks to waive any offset rights against the funds so deposited and otherwise establish CDF's control thereof as secured party under the Uniform Commercial Code. CDF assumes no responsibility for such lock-box arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits which any banks accept thereunder. All remittances which Dealer receives in payment of any Accounts, and the proceeds of any of the other Collateral, shall be immediately deposited in such accounts designated by CDF. All proceeds received or collected by CDF with respect to Accounts, and reserves and other property of Dealer in possession of CDF at any time or times hereafter, may be held by CDF without interest to Dealer until all Obligations are paid in full or applied by CDF on account of the Obligations. CDF may release to Dealer such portions of such reserves and proceeds as CDF may determine. Upon the occurrence and during the continuance of a Default, CDF may notify the obligors that the Accounts have been assigned to CDF, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys' fees, to Dealer. CDF has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them."

3.	Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

"5.2 Negative Covenants. Dealer will not at any time (without CDF's prior written consent): (a) grant to or in favor of any Entity a security interest in or permit to exist a lien, claim or encumbrance in the Accounts which is superior to the interest of CDF; (b) other than in the ordinary course of its business and if material in nature, sell, lease or otherwise dispose of or transfer any of its assets;

(c) merge or consolidate with another Entity unless Dealer is the surviving entity of such merger or consolidation and, after giving effect to such merger or consolidation, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements; (d) acquire the assets or ownership interest of any other Entity unless after giving effect to such acquisition, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements; (e) enter into any material transaction not in the ordinary course of business; (f) guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Entity, except by endorsement of instruments or items of payment for deposit to the general account of Dealer or which are transmitted or turned over to CDF on account of the Obligations; (g) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Dealer's capital stock; (h) make any change in Dealer's capital structure or in any of its business objectives or operations which would reasonably be expected to materially adversely affect the ability of Dealer to repay the Obligations; (i) make any distribution of Dealer's assets not in the ordinary course of business; (j) incur any debts outside of the ordinary course of business except renewals or extensions of existing debts and interest thereon; (k) make any loans, advances, contributions or payments of money or in goods to any affiliated entity other than inter-company payments in an amount not to exceed Thirty Million Dollars ($30,000,000.00) made in the ordinary course of business; provided however, that if after giving effect to such payments, Dealer is not in default under the terms and conditions of this Agreement, and Dealer's Available Borrowing is not less than Twenty Million Dollars ($20,000,000.00); (l) make any loans, advances, contributions or payments of money or in goods to any officer, director, stockholder, member or partner of Dealer (except for as disclosed in ePlus inc.'s public filings with the Securities and Exchange Commission); provided however, that if after giving effect to such payments, Dealer is not in default under the terms and conditions of this Agreement; (m) prior to sale by Dealer, move any Collateral financed by CDF out of the United States of America; or (n) store Collateral financed by CDF with any third party. Notwithstanding the foregoing subsection (k) and (l), Dealer, from time to time, may make a dividend to ePlus inc. if, after giving effect to such dividend, and as of the date of such dividend, (i) Dealer is not in default under the terms and conditions of this Agreement, (ii) Dealer's Available Borrowing is not less than Twenty Million Dollars ($20,000,000.00), and (iii) Dealer does not have any outstandings under its Accounts Receivable Facility with CDF. For the purposes of this paragraph: "Available Borrowing" shall mean on receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable up to the remainder of eighty-five percent (85%) of the net amount of all eligible Accounts, Eligible Cisco VIP Rebates, and Intercompany Lease Receivables listed in such Schedule up to a maximum of Four Million Dollars ($4,000,000) (the "Eligible Credit") minus the amount of Dealer's SPP Deficit under Dealer's Agreement for Wholesale Financing with CDF as in effect from time to time and minus the principal amount outstanding under Dealer's Accounts Receivable Facility."

Dealer waives notice of CDF's acceptance of this Amendment.

All other terms and provision of the Agreement, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment on this 31st day of July, 2014.

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	Chief Financial Officer

GE COMMERCIAL DISTRIBUTION FINANCE COPORATION

By:	/s/ Scott Hunt
Print Name:	Scott Hunt
Title:	Sr. Portfolio Manager